Exhibit 99.1

AUTOBYTEL INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Irvine, CA – July 30, 2004 – Autobytel Inc. (Nasdaq: ABTL) announced that its Board of Directors approved the adoption of a stockholder rights plan under which all stockholders of record as of August 10, 2004 will receive rights to purchase shares of a new series of preferred stock.

The rights will be distributed as a non-taxable dividend and will expire July 30, 2014. The rights will be exercisable only if a person or group acquires 15% or more of Autobytel’s common stock or announces a tender offer for 15% or more of the common stock. If a person or group acquires 15% or more of Autobytel’s common stock, all holders of rights, except the acquiror, will be entitled to acquire Autobytel’s common stock at a discount. The effect will be to discourage acquisitions of more than 15% of the common stock of Autobytel without first negotiating with the Board of Directors of Autobytel.

The rights will trade with Autobytel’s common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. The Board of Directors may terminate the rights plan at any time or redeem the rights prior to the time a person or group acquires more than 15% of Autobytel’s common stock. Additional details regarding the rights plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com and AutoSite.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2003, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel’s car-selling sites and lead management products are used by more of the nation’s top-100 e-dealers than any other program.

Contact:

Investor Relations

Hoshi Printer, Executive Vice President and Chief Financial Officer, Autobytel Inc.,

949.225.4553 (hoship@autobytel.com)